Exhibit 10.2

DEFERRED COMPENSATION AGREEMENT

THIS AGREEMENT, dated as of _____________________, is by and between MAXXAM Inc., a Delaware corporation (the “Company”), and ____________________ (the “Employee”), currently residing at _________________________________________________.

WITNESSETH:
WHEREAS, the Employee currently serves as _________________________ of the Company and receives compensation in that capacity; and

WHEREAS, the Employee desires to enter into an arrangement providing for the deferral of certain salary and/or bonus compensation which may otherwise be paid to Employee; and

WHEREAS, the Company is agreeable to such an arrangement;

NOW, THEREFORE, it is agreed as follows:

1.           The Employee irrevocably elects to defer receipt, subject to the provisions of this Agreement, of [complete A and/or B]:

A.	____percent of gross salary per pay period otherwise payable to the Employee during calendar year ____[may not be current year], not to exceed $________ for the year [may not exceed 30%]; and
B.	____percent of any bonus which may otherwise become payable to the Employee in respect of services rendered during the calendar year ____, not to exceed $__________ for the year [may not exceed 30%].

Salary and/or bonus amounts with respect to which the Employee shall have elected to defer receipt are hereinafter referred to as “Deferred Compensation.” The foregoing election shall not be valid unless it is submitted, with paragraph 6 properly completed, before the end of the calendar year preceding the calendar year in which the salary or bonus to be deferred is earned.

2.           The Company shall credit the amount of Deferred Compensation to a book account (the “Deferred Compensation Account”) as of the date such salary or bonus amount would have been paid to the Employee had this Agreement not been in effect.

3.           Earnings shall be credited to the Deferred Compensation Account as follows:

The balance credited to the Deferred Compensation Account as of the last business day of each quarter shall be increased by an amount reflecting interest on such balance for such quarter calculated using one-quarter of (i) the sum of the Prime Rate on the first day of such quarter plus (ii) 2.00%.  For this purpose, the “Prime Rate” shall mean the highest prime rate (or base rate) reported for such date in the Money Rates column or section of The Wall Street Journal as the rate in effect for corporate loans at large U.S. money center commercial banks (whether or not such rate has actually been charged by any such bank) as of such date.  In the event The Wall Street Journal ceases publication of such rate, the “Prime Rate” shall mean the prime rate (or base rate) reported for such date in such other publication that publishes such prime rate information as the Company may choose to rely upon.

4.           The Company shall provide an annual statement to the Employee showing such information concerning the Employee’s Deferred Compensation Account as is appropriate, including the Deferred Compensation, earnings and aggregate amount credited to the Deferred Compensation Account, as of a reasonably current date.  If amounts which are a part of the Deferred Compensation Account which, prior to payment of such account to the Employee, are determined to be taxable to the Employee, such taxable amounts shall be immediately paid to the Employee less required withholding taxes.

5.           The Company’s obligation to make payments from the Deferred Compensation Account shall be a general obligation of the Company and such payments shall be made from the Company’s general assets.  The Employee’s relationship to the Company under this Agreement shall be only that of a general unsecured creditor, and this Agreement (including any action taken pursuant hereto) shall not, in and of itself, create or be construed to create a trust or fiduciary relationship of any kind between the Company and the Employee, his or her designated beneficiary or any other person, or a security interest of any kind in any property of the Company in favor of the Employee or any other person.  The arrangement created by this Agreement is intended to be unfunded and no trust, security, escrow, or similar account shall be required to be established for the purposes of payment hereunder.  However, the Company may in its discretion establish a “rabbi trust” (or other arrangement having equivalent taxation characteristics under the Internal Revenue Code of 1986, as amended, or applicable Treasury regulations or rulings; together referred to as the “Code”) to hold assets, subject to the claims of the Company’s creditors in  the event of insolvency, for the purpose of making payments hereunder.  If the Company establishes such a trust, amounts paid therefrom shall discharge the obligations of the Company hereunder to the extent of the payments so made.

6.           Deferred Compensation, including all earnings credited to the Deferred Compensation Account pursuant to paragraph 3, shall be paid (or commence to be paid) in cash to the Employee on the thirtieth (30th) business day following the date the Employee ceases for any reason to be an Employee of the Company.  Payments shall be made in the form indicated below (and the deferral election made pursuant to paragraph 1 above shall be considered null and void if this paragraph 6 is not properly completed):

☐           in a lump sum, or
☐           in _________ installments (not to exceed 10) payable as set forth herein.

After an initial installment payment is made in accordance with the foregoing, the subsequent installment payments shall be made on the next March 31 and each March 31 thereafter and shall be in an amount equal to the balance credited to the Deferred Compensation Account as of that date divided by the number of installments (including the one then due) remaining to be paid.  Amounts credited to the Deferred Compensation Account during the period in which installments are paid shall be adjusted to reflect the crediting of earnings in accordance with paragraph 3.  Any payment actually made within the grace period permitted under section 409A of the Code shall be considered made on the specified payment date for all purposes of this Agreement.

Notwithstanding the foregoing provisions of this paragraph 6, any payment otherwise due during the first six (6) months following termination of employment to an Employee who is a specified employee shall be delayed until the first business day that is six (6) months after such Employee’s termination of employment, and shall include accrued interest at the rate applicable to such six-month period under paragraph 3 of this Agreement.  For purposes of this Agreement the terms “specified employee” and “termination of employment” shall have the meaning given such terms in section 409A of the Code, in each case using the default provisions set forth in applicable Treasury regulations.

7.           Payments hereunder shall be made to the Employee except that:

(a)
in the event that the Employee shall be determined by a court of competent jurisdiction to be incapable of managing his financial affairs, and if the Company has actual notice of such determination, payment shall be made to the Employee’s personal representative(s); and

(b)
in the event of the Employee’s death, payment of the balance of the Employee’s Deferred Compensation Account shall be made in a single lump sum payment (even if the Employee had elected or was receiving installment payments) thirty (30) days after the death of the Employee to the last beneficiary designated by the Employee (see Designation of Beneficiary(ies) attached hereto) for purposes of receiving such payment in such event in a written notice delivered to the Secretary of the Company; provided, that if such beneficiary has not survived the Employee, or no valid beneficiary designation is in effect, payment shall instead be made to the Employee’s estate.

The Company shall deduct from any payment hereunder any amounts required for federal and/or State and/or local withholding tax purposes.

8.           Any balance credited to the Deferred Compensation Account shall not in any way be subject to the debts or other obligations of the Employee and, except as provided in paragraph 7(b), shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, garnishment or other legal or equitable process.

9.           This Agreement shall not be construed to confer on the Employee any right to be or remain in the employ of the Company or of any subsidiary or affiliate of the Company, or to receive any, or any particular rate of, compensation.

10.           Interpretations of, and determinations related to, this Agreement, including any determinations of the amount credited to the Deferred Compensation Account, shall be made by the Compensation Policy Committee of the Board of Directors (or the Section 162(m) Compensation Committee in the case of deferral of all or any part of a bonus awarded under a plan administered by such Committee) of the Company and shall be conclusive and binding upon all parties.  The Company shall incur no liability to the Employee for any such interpretation or determination so made or for any other action taken by it in connection with this Agreement in good faith.

11.           This Agreement contains the entire understanding and agreement between the parties with respect to the subject matter hereof, and may not be amended, modified or supplemented in any respect except by a subsequent written agreement entered into by both parties.

12.           This Agreement shall be binding upon, and shall inure to the benefit of, the Company and its successors and assigns and the Employee and his or her heirs, executors, administrators and personal representatives.

13.           No term or condition of this Agreement shall be deemed to have been waived, nor shall there by an estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel.  Any waiver by either party hereto of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver by such party of any subsequent breach thereof.

14.           In the event that any provision of this Agreement is declared invalid and not binding on the parties hereto on a final decree or order issued by a court of competent jurisdiction, such declaration shall not offset the validity of the other provisions of this Agreement to which such declaration of invalidity does not relate and such other provisions shall remain in full force and effect.

15.           This Agreement shall be governed and construed in accordance with the laws of the State of Texas, without regard to principles of choice of law, except to the extent preempted to the Employee Retirement Income Security Act of 1974, as amended, or other applicable federal law.  This Agreement is intended to comply with section 409A of the Code and shall be construed accordingly.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officer, and the Employee has executed this Agreement, as of the date first written above.

MAXXAM Inc.

By:	____________________________________

Its:	____________________________________

                 __________________________________________
                  [Employee]

DESIGNATION OF BENEFICIARY(IES)

Date:  ______________________

TO:   HUMAN RESOURCES DEPARTMENT
In accordance with the provisions of the Deferred Compensation Agreement dated as of ___________ ____, 20__, between the undersigned Employee and MAXXAM Inc., I hereby designate ___________________________________________________* currently residing at  _________________________________________________________________________________________________________________________*, whose Social Security number(s) is (are) _________________________________, as my beneficiary(ies) to receive payments thereunder in the event of my death before payments due thereunder have been made in full.  In the event that the said beneficiary(ies) predecease(s) me, I hereby designate ________________________
___________* currently residing at ________________________________________________
___________________________________________*, whose Social Security number(s) is (are) __________________________*, as my beneficiary(ies) thereunder.
I intend that my execution and delivery of this Designation of Beneficiary(ies) form shall revoke any and all prior designation(s) of beneficiary(ies) that I may have made under the Agreement.

                                                                   EMPLOYEE:

                                                                                                                                                                                       __________________________________________
                                                                                       __________________________________________
                                                                 [Printed Name of Employee]

___________________________

*If more than one beneficiary is to be designated, list the beneficiaries and specify the percentage of each payment to be received by each beneficiary and the address and Social Security number of each beneficiary.

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